Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the persons named below agrees to the joint filing of a Statement on Schedule 13D (including amendments thereto) with respect to the common stock, par value $.0001 per share, of Momenta Pharmaceuticals, Inc., a Delaware corporation.

DATE: August 30, 2016

NOVARTIS AG

	By:	/s/ Christian Rehm
Name: Christian Rehm
Title: Authorized Signatory

	By:	/s/ Katja Roth Pellanda
Name: Katja Roth Pellanda
Title: Authorized Signatory

NOVARTIS PHARMA AG

	By:	/s/ Jean-Baptiste Emery
Name: Jean-Baptiste Emery
Title: Authorized Signatory

	By:	/s/ Felix Eichhorn
Name: Felix Eichhorn
Title: Authorized Signatory